LOAN AND SECURITY AGREEMENT

This Loan and Security Agreement (the “Agreement”) is made and entered into effective as of September 15, 2005 (the “Effective Date”), by and between AMERICA FIRST COMMUNITIES OFFUTT DEVELOPER, LLC, a Nebraska limited liability company (the “Borrower”), and AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (“Lender”).

RECITALS:

A. Borrower has requested credit from Lender in order to finance Borrower’s activities in relation to the Offutt Air Force Base Housing Privatization Project (the “Project”) described in the Lease (defined below) and pursuant to Borrower’s Amended and Restated Operating Agreement dated effective September 1, 2005 (the “Borrower’s Operating Agreement”).

B. Lender is willing to extend credit to the Borrower under the promissory note (as hereinafter described and in the form of Exhibit “A” attached hereto) contemporaneously executed herewith (the “Loan”).

C. The terms of the Agreement shall remain in effect until such time as all Obligations of the Borrower have been repaid to Lender or the parties enter into a subsequent written agreement concerning the credit relationship.

D. Without limiting the generality of the foregoing, this Agreement is the basis for Lender to extend credit to the Borrower under a promissory note in an amount not to exceed Seven Million Four Hundred Forty-Three Thousand Nine Hundred Forty-Eight Dollars ($7,443,948) (the “Note”).

AGREEMENT:

In consideration of the mutual agreements, provisions and covenants herein contained, including the foregoing recitals incorporated herein, the parties hereby agree as follows:

1.	Definitions.

Whenever the following terms are used herein they shall be defined as follows:

(a)	Addendum. “Addendum” shall mean the Addendum described in Subsection 3(c).

(b)	AFREG. “AFREG” means America First Real Estate Group, LLC, a Nebraska limited liability company.

(c)	AFREG Note. “AFREG Note” means that certain promissory note issued by Borrower in favor of AFREG in the initial principal amount of three hundred twenty thousand dollars ($320,000).

(d)	America First Lockbox Agreement. “America First Lockbox Agreement” shall mean that Lockbox Agreement entered into by and between Lender, Borrower and U.S. Bank National Association as lockbox agent effective September 15, 2005. “America First Lockbox” shall mean that Lockbox created pursuant to such agreement.

(e)	Applicable Laws. “Applicable Laws” shall mean any applicable law, regulation, ordinance, rule, decision, order, request or similar directive or pronouncement of a domestic or foreign court or governmental authority, each an “Applicable Law”.

(f)	Bond Documents. “Bond Documents” shall mean each and every of those documents referenced in the Preliminary Limited Offering Memorandum relating to the Offutt AFB America First Communities, LLC Taxable Military Housing Revenue Bonds-First Mortgage Lien Bonds Series 2005 Offutt Air Force Base Privatized Military Housing Project (Series A and B, in the aggregate amount of One Hundred Thirty-Eight Million, Three Hundred Fifty Thousand Dollars ($138,350,000)) and as otherwise necessary to the issuance of such bonds, as such documents may be executed and/or amended, modified or restated from time to time.

(g)	Bond Trustee. “Bond Trustee” shall mean U.S. Bank National Association as Trustee under that Trust Indenture by and between Bond Trustee and Subsidiary.

(h)	Borrower LOC. “Borrower LOC” shall mean the Master Letter of Credit as defined in the Borrower’s Operating Agreement that is to be delivered in accordance with the terms of the Master Lockbox Agreement.

(i)	Borrower’s Operating Agreement. “Borrower’s Operating Agreement” shall mean Borrower’s Amended and Restated Operating Agreement dated effective September 1, 2005.

(j)	Borrower’s Irrevocable Direction of Payment. “Borrower’s Irrevocable Direction of Payment” shall mean the Borrower’s direction of payment described in Subsection 2(c)(16).

(k)	Business Day. “Business Day” shall mean any day except Saturday, Sunday and any day which shall be in New York City a legal holiday or a day on which banking institutions are authorized or required by law or other governmental action to close.

(l)	Change of Control. “Change of Control” of the Borrower shall mean (a) each and every issue, sale, transfer or other disposition, directly or indirectly, of membership units of Borrower that, after giving effect thereto, results in America First Real Estate Group, LLC, (“AFREG”) and John L. Hoich – Offutt, LLC owning or controlling in the aggregate less than One Hundred Percent (100%) (by number of votes) thereof of the Class I Membership Interests, (b) AFREG is replaced as the controlling (managing) member of Borrower, (c) liquidation or dissolution of the Borrower or (d) the conveyance, transfer or leasing of all or substantially all of the assets of the Borrower.

(m)	Class I Member. “Class I Member” shall mean the Class I Members of Borrower pursuant to the Operating Agreement and as otherwise described in “Change of Control”, each a “Member”.

(n)	Collateral. “Collateral” shall mean the security for repayment of the Obligations, as described in Section 3 and in the Loan Documents.

(o)	Compliance Certificate. “Compliance Certificate” shall mean a certificate of Borrower (executed by its President), certifying that (1) Borrower is in compliance with the provisions of this Agreement, (2) all representations and warranties of Borrower are true and correct as of the date of such certificate and (3) no Event of Default has occurred or no event has occurred that with the giving of notice, passage of time or happening of any further condition, event or act would constitute an Event of Default.

(p)	Construction Management Agreement. “Construction Management Agreement” shall mean the Construction Management Agreement by and between the Borrower and Subsidiary dated effective September 1, 2005.

(q)	Construction Management Fees. “Construction Management Fees” shall mean the “Construction Management Fee” as defined in the Construction Management Agreement.

(r)	Critical Path. “Critical Path” shall mean the schedule for completion of the Project attached hereto as Exhibit “B”.

(s)	Development Agreement. “Development Agreement” shall mean that Development Agreement entered into by and between the Borrower and Subsidiary dated effective September 1, 2005.

(t)	Development Fees. “Development Fees” shall mean the “Development Fee” as defined in the Development Agreement.

(u)	Direct Loan Documents. “Direct Loan Documents” shall mean the Forward Commitment as well as any other document pertaining to or evidencing advances on the related government direct loan of Seventy-Two Million, Six Hundred Five Thousand Dollars ($72,605,000) and, including such documents described in the Forward Commitment (the form of which are attached to the Forward Commitment) and such other documents as may be executed, amended, modified or restated from time to time, any of the foregoing being individually a “Direct Loan Document.”

(v)	Event of Default. “Event of Default” shall have the meaning described in Section 12.

(w)	Financing Fee. “Financing Fee” shall have the meaning described in Subsection 2(b).

(x)	Forward Commitment. “Forward Commitment” shall mean the Forward Commitment dated effective September 1, 2005 made by the Secretary of the Air Force to Subsidiary and agreed to by the Trustee and Bondholder Representative under the Bond Documents.

(y)	Generally Accepted Accounting Principles (“GAAP”). “GAAP”, as used herein, shall be deemed to refer to generally accepted accounting principles in effect in the United States at the time of application thereof; unless otherwise specified herein, all accounting terms used herein shall be interpreted, all determinations with respect to accounting matters hereunder shall be made, and all unaudited financial statements and certificates and reports as to financial matters required to be furnished hereunder shall be prepared, in accordance with generally accepted accounting principles, applied on a basis consistent with the most recent financial statements of Borrower and Subsidiary delivered pursuant to Section 9 hereof or, if no such statements have been so delivered, the most recent audited financial statements of Borrower and Subsidiaries prepared prior to the date hereof.

(z)	Hoich. “Hoich” means John L. Hoich – Offutt, LLC, a Nebraska limited liability company.

(aa)	Hoich Note. “Hoich Note” means that certain promissory note issued by the Company in favor of Hoich in the initial principal amount of fifty five thousand dollars ($55,000).

(bb)	Interest Rate. “Interest Rate” shall have the meaning described in Subsection 2(a)(2).

(cc)	Lease. “Lease” shall mean the Lease Of Property entered into by and between Subsidiary and the Secretary of the Air Force dated effective September 1, 2005 in regard to the Project and shall include the Operating Agreement referred to and incorporated therein.

(dd)	Legal Proceedings. “Legal Proceedings” shall mean any court proceeding, as well as any formal or informal administrative action or proceedings before any Regulatory Authority.

(ee)	Loan Documents. “Loan Documents” shall mean this Agreement, the Note, the Assignment of Construction Management Agreement, the Assignment of Development Agreement, the America First Lockbox Agreement, the Irrevocable Direction of Payment and the related documents referred to herein as executed by Borrower or other parties in favor of Lender in regard to the Loan including but not limited to the respective forms of Member Pledge and Security Agreement and the Addendum and any writings, records or documents evidencing any advances, including such documents as the same may be from time to time amended, modified or restated, together with such other documents as Borrower shall enter into to evidence or secure the Obligations, any of the foregoing being individually a “Loan Document.”

(ff)	Manager’s Certificate. “Manager’s Certificate” shall mean a certificate signed in the name of AFREG by the President or other designated officer of the same.

(gg)	Master Lockbox Agreement. “Master Lockbox Agreement” shall mean the Lockbox Agreement entered into by and between the Secretary of the Air Force, Subsidiary and U.S. Bank National Association dated effective September 1, 2005.

(hh)	Maturity Date. “Maturity Date” shall mean September 1, 2009.

(ii)	Member LOC’s. “Member LOC’s” shall mean those Letters of Credit or the posting of collateral in lieu of the Letter of Credit delivered by the Class I Members pursuant to Section 6.02 of the Operating Agreement, each a “Member LOC.”

(jj)	Member Security and Pledge Agreements. “Member Security and Pledge Agreements” shall mean the pledges by the Class I Members of their respective membership interests in the Borrower as security for repayment of the Obligation, each a “Member Security and Pledge Agreement”.

(kk)	Obligated Party. “Obligated Party” shall mean the Class I Members as counterparties to the Member Security and Pledge Agreements and America First Apartment Advisory Corporation as counterparty to the Addendum.

(ll)	Obligations. “Obligations” shall mean and include all loans, advances, debts, liabilities, covenants and duties owing to Lender from Borrower of any kind or nature, present or future, whether or not evidenced by any promissory note, guarantee or other instrument, whether arising under this Agreement or under any other agreement, instrument or document, whether or not for the payment of money, whether arising by reason of an extension of credit, opening of a letter of credit, loan, guarantee, overdraft, indemnification or in any other manner, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising and however acquired.

(mm)	Operating Agreement. “Operating Agreement” shall mean that Operating Agreement incorporated in the Lease.

(nn)	Person. “Person” shall mean and include an individual, a partnership, a joint venture, a corporation, a trust, an unincorporated organization and a government or any department or agency thereof.

(oo)	Project. “Project” shall mean the real estate project as referred to the recitals above.

(pp)	Project Documents. “Project Documents” shall mean the Lease, Bond Documents, Direct Loan Documents, Borrower LOC, Development Agreement, Construction Management Agreement, Operating Agreement, Master Lockbox Agreement and any other agreement entered into by Borrower or Subsidiary related to the Project.

(qq)	Property Management Agreement. “Property Management Agreement” shall mean that agreement dated September 1, 2005 by and between the Property Manager and Subsidiary.

(rr)	Property Management Fees. “Property Management Fees” shall mean all fees due to Property Manager under the Property Management Agreement.

(ss)	Property Manager. “Property Manager” shall mean America First Properties Management Company, L.L.C., a Delaware limited liability company.

(tt)	Property Manager’s Irrevocable Direction of Payment. “Property Manager’s Irrevocable Direction of Payment” shall mean the Property Manager’s direction of payment described in Subsection 2(c)(17).

(uu)	Regulatory Authorities. “Regulatory Authorities” shall mean all domestic and foreign governmental authorities, including, but not limited to, any agency, commission or department thereof, each a “Regulatory Authority.”

(vv)	Subsidiary. “Subsidiary” shall mean Offutt AFB America First Communities LLC, a Nebraska limited liability company, the owner of the Project and a wholly owned subsidiary of Borrower.

2.	The Loan.

(a)	Note.

(1)	Advance. Subject to the provisions hereof, Lender shall extend to Borrower credit under the Note in a single advance not to exceed Seven Million Four Hundred Forty-Three Thousand Nine Hundred Forty-Eight Dollars $7,443,948, for the purpose of financing Borrower’s activities in relation to the Project and as otherwise described in the Operating Agreement.

(2)	Interest Rate. The unpaid principal balance of the Note shall accrue interest in accordance with this Subsection 2(a)(2) (the “Interest Rate”):

(i)	Variable Rate. The unpaid principal balance of the Note shall accrue interest at a variable interest rate, which is a rate per year, equal to the LIBOR Daily Floating Rate plus nine (9) percentage points. The “LIBOR Daily Floating Rate” is a fluctuating rate of interest equal to the average per annum interest rate (rounded upwards to the nearest 1/100 of one percent) at which U.S. dollar deposits would be offered for one month by major banks in the London inter-bank market, as shown on Telerate Page 3750 (or any successor page) as determined for each Business Day at approximately 11:00 a.m. London time two (2) London Banking Days prior to the date in question. If such rate does not appear on Telerate Page 3750 (or any successor page), the rate will be determined by such alternate method as reasonably selected by Lender. A “London Banking Day” is a day on which the major banks in the London inter-bank market are open for business and dealing in offshore dollars. Interest will accrue on any day which is not a London Banking Day at the rate in effect on the immediately preceding London Banking Day.

(ii)	Accrual; Calculation. Interest shall accrue on the unpaid principal balance of the Note from and including the day of the initial advance of the Note (and from the date of any protective advance) to but excluding the day the Note is paid in full. All interest and fees will be computed on the basis of a 360-day year and the actual number of days elapsed.

(3)	Default Interest. The Default Interest rate shall be the lesser of (a) the Interest Rate plus four (4) percentage points or (b) the highest rate allowed by Applicable Law. Lender may, at its option and upon any Event of Default, assess and accrue interest at the Default Rate on the Note without declaring the Note in default.

(4)	Principal and Interest.

Unless otherwise accelerated pursuant to the provisions hereof, the principal amount of the Note, together with accrued interest on the outstanding balance, shall be due and payable in accordance with the following payment schedule which payments, if not otherwise made by Borrower, may be withdrawn by Lender from the America First Lockbox:

Payment Date Principal amount Due and Payable

(together with accrued interest to date of payment)

December 1, 2005
March 1, 2006
June 1, 2006
September 1, 2006
December 1, 2006
March 1, 2007
June 1, 2007
September 1, 2007
December 1, 2007
March 1, 2008
June 1, 2008
September 1, 2008
December 1, 2008
March 1, 2009
June 1, 2009
September 1, 2009
$350,000 $350,000 $350,000 $350,000 $350,000 $350,000 $350,000 $350,000 $750,000 $750,000 $750,000 $750,000 $400,000 $400,000 $400,000 All remaining principal balance.

(5)	Prepayment. If any prepayment of principal on the Note occurs on or prior to the second anniversary of the date of this Note, there shall then be immediately due and payable a prepayment fee of 1.25% of such prepayment amount.. If any prepayment occurs after the second anniversary of the date of the Note there shall then be immediately due and payable a prepayment fee of .75% of such prepayment amount. Borrower acknowledges that the prepayment fee represents a reasonable estimate of the loss that may be sustained by Lender due to the payment of any of the indebtedness evidenced hereby prior to the due date. The prepayment fee shall be paid without prejudice to the right of Lender to collect any other amounts provided to be paid hereunder or under the Note. Borrower hereby expressly: (i) waives any statutory and common law rights it may have to prepay the Note, in whole or in part, without penalty, upon acceleration of the maturity date; and, (ii) agrees that if, for any reason, a prepayment of any or all of the Note is made, whether voluntary or upon or following any acceleration of the maturity date by Lender on account of any default by Borrower under the terms of the Note, then Borrower shall be obligated to pay the applicable prepayment fee concurrently therewith. No tender of a prepayment of the Note with respect to which a prepayment fee is due shall be effective unless such prepayment is accompanied by the applicable prepayment fee.

(b)	Financing Fee. Borrower agrees to pay Lender a financing fee of one percent (1%) of the amount of the Note (the “Financing Fee”) upon execution of this Agreement. Borrower agrees and acknowledges that payment of such financing fee is a condition precedent to the disbursement of the Loan to Borrower.

(c)	Conditions to Advance. The Loan is made solely for the purposes designated in Subsection 2(a)(1) and the advance of the Loan is further conditioned on and restricted by the following:

(1)	No material adverse change in the financial condition of Borrower or Subsidiary prior to the advance;

(2)	Borrower is not currently in default under this Agreement (including any event, which would constitute an Event of Default with the giving of notice, passage of time or happening of any further condition, event or act);

(3)	Receipt by Lender of a duly executed Compliance Certificate, in form and content acceptable to Lender;

(4)	Absence of intervening or conflicting liens on or claims to Collateral;

(5)	Execution and delivery of the Operating Agreement;

(6)	Execution and delivery of the Lease;

(7)	Execution and delivery of the Forward Commitment;

(8)	Execution and delivery of the Bond Documents;

(9)	Execution and delivery of the Construction Management Agreement;

(10)	Execution and delivery of the Development Agreement;

(11)	Execution and delivery of the Master Lockbox Agreement;

(12)	Execution and delivery of the American First Lockbox Agreement;

(13)	Execution and delivery of the Assignment of the Borrower’s rights under the Construction Management Agreement in form and content acceptable to Lender;

(14)	Execution and delivery of the Assignment of the Borrower’s rights under the Development Agreement in form and content acceptable to Lender;

(15)	Execution and delivery of the Assignment of the Property Manager’s rights under the Property Management Agreement;

(16)	Receipt by Lender of the acknowledgement by U.S. Bank National Association, lockbox agent under the Master Lockbox Agreement of Borrower’s irrevocable direction (the “Borrower’s Irrevocable Direction of Payment”) to pay all Development Fees and Construction Management Fees payable to or for the benefit of Borrower under the Master Lockbox Agreement to U.S. Bank National Association, as lockbox agent under the America First Lockbox Agreement, each of such acknowledgement and direction to be in form and content acceptable to Lender;

(17)	Receipt by Lender of an executed letter to U.S. Bank National Association, lockbox agent under the Master Lockbox Agreement of Property Manager’s irrevocable direction (the “Property Manager’s Irrevocable Direction of Payment”) to pay all amounts payable to or for the benefit of Borrower under the Master Lockbox Agreement to U.S. Bank National Association, as lockbox agent under the America First Lockbox Agreement, in form and content acceptable to Lender to be delivered at Lender’s discretion after an Event of Default;

(18)	Receipt by Lender of a legal opinion from Kutak Rock LLP, in form and content reasonably acceptable to Lender, opining as to the (i) existence and organizational authority of Borrower and Subsidiary; and (ii) the due authorization, delivery and enforceability of the Operating Agreement, the Project Documents, and the Loan Documents.

(19)	Receipt by Borrower of the Member LOC’s in form and content acceptable to Lender;

(20)	Delivery by Borrower of the Borrower LOC in full compliance with the provisions of the Forward Commitment, Bond Documents and Lease;

(21)	Receipt by Lender of the Financing Fee;

(22)	Receipt by Lender of any and all documents or other items reasonably required by Lender.

(d)	Protective Advances. Lender may make additional or protective advances, at its option, whether the Note is in good standing or in default. All such advances will become part of the principal indebtedness, be immediately due and payable, and be charged interest at the Default Rate from the date of advance until payment is received from Borrower. Such additional or protective advances may be made to (1) protect the Collateral, as well as payments to protect the Collateral from claims of other creditors, diminution in value, waste, destruction, or abandonment; (2) pay costs and expenses (including but not limited to attorney fees and court costs) incurred by Lender in connection with enforcement of any rights granted herein, in any documents granting rights in Collateral, or under any agreement, document or instrument executed in connection with any Note or any litigation to collect any Obligation, protect its rights and ability to collect any Obligation, or protect any Collateral (whether the litigation is instituted by Borrower, Lender, or a third party); and (3) pay for optional financial services or for other services or items required as a condition to advancing the Loan.

(e)	Changes in Law Rendering Certain LIBOR Rate Loans Unlawful. In the event that any change in any Applicable Law (including the adoption of any new Applicable Law) or any change in the interpretation of any Applicable Law by any judicial, governmental or other regulatory body charged with the interpretation, implementation or administration thereof, should make it (or in the good-faith judgment of the Lender or its source of funding should raise a substantial question as to whether it is) unlawful for the Lender or its source of funding to make, maintain or fund LIBOR rate loans, then (1) the Lender shall promptly notify the Borrower, (2) the obligation of the Lender to offer the Loan at a LIBOR rate shall, upon the effectiveness of such event, be suspended for the duration of such unlawfulness, and (3) the interest rate on the Loan shall convert to a substantially similar interest rate as determined by Lender.

(f)	Payment Dates. Payments due and unpaid on a date which is not a Business Day shall be payable on the next Business Day and the amount of such payment shall accrue interest at the Interest Rate until received by Lender.

(g)	Application of Payment. Except as otherwise provided herein, payments, collections, proceeds of Collateral or other amounts received by Lender under or in regard to the Note will, unless Lender may otherwise determine in its sole discretion, be applied first to protective advances and fees, then to accrued interest on the Note and then to principal on the Note, all to the extent of any such amount. In the Event of Default (including any event, which would constitute an Event of Default with the giving of notice, passage of time or happening of any further condition, event or act), amounts to be applied to interest and/or principal shall be applied to the Note.

(h)	Fees and Lockbox Payments. Except as otherwise provided in Subsection 2(j), the Construction Management Fees or Development Fees under the Master Lockbox Agreement shall be forthwith delivered to or at the direction of Lender for application to the Obligations. Further, upon, or anytime after, an Event of Default (including any event that would constitute an Event of Default with the giving of notice, passage of time or happening of any further condition, event or act), Lender may at its sole discretion deliver the Property Manager’s Irrevocable Direction of Payment executed by the Property Manager simultaneous with the Assignment of Property Management Agreement and attached thereto as Exhibit “C”. Upon Lender’s delivery of the Property Manager’s Irrevocable Direction of Payment, the Property Management Fees shall be forthwith delivered to or at the direction of Lender for application to the Obligations.

(i)	Equity Payments. All dividends, interest, distributions or other amounts and all property received in respect of the equity interest of Borrower in Subsidiary shall be forthwith delivered to Lender for application to the Obligations.

(j)	America First Lockbox. In furtherance of the provisions or Subsections 2(a)(4), 2(h) and 2(i) above, Lender, Borrower and U.S. Bank National Association have executed the America First Lockbox Agreement for purposes of the collection, deposit and application of all such amounts to the Obligations; provided, however, in the absence of an Event of Default (including any event which would constitute an Event of Default with the giving of notice, passage of time or happening of any further condition, event or act), Lender agrees to allow the release of certain amounts from the America First Lockbox Agreement to (1) reimburse to Borrower or otherwise fund Borrower’s payment of such operating expenses reasonably and necessarily incurred by Borrower and approved by Lender, all in an amount not to exceed $150,000 per calendar year (or prorata portion thereof), any such release to be conditioned upon Lender’s receipt of an itemized request from Borrower and such supporting documentation as Lender may request and Lender written instruction to the lockbox agent to release such amount to Borrower. as Lender may in its discretion approve and (2) reimburse (once the Property Management Fees are being deposited to the America First Lockbox) to Property Manager or otherwise fund Property Manager’s payment (from the Property Manager’s Fees so deposited) of such operating expenses reasonably and necessarily incurred by Property Manager in the performance of its obligations under the Property Management Agreement and approved by Lender, all in an amount not to exceed 25% of the Property Management Fees deposited in the America First Lockbox Account, any such release to be conditioned upon Lender’s receipt of an itemized request from the Property Manager and such supporting documentation as Lender may request and Lender written instruction to the lockbox agent to release such amount to the Property Manager as Lender may in its discretion approve.

(k)	Borrower authorizes Lender to fund the Loan by wire transfer of the initial advance to the lockbox agent under the Master Lockbox Agreement pursuant to the following wire instructions:

[Redacted- to be furnished supplementaly at the Commission’s request]

3.	Security.

(a)	As security for the payment and/or performance of all Obligations, Borrower hereby grants to Lender, a security interest in and lien on all right, title and interest of the Borrower in the following described property wherever located and whether now or hereinafter existing or now owned or hereafter created, acquired or arising (the “Collateral”):

(1)	All assets of the Borrower , including but not limited to:

(i)	all goods, machinery, equipment, furniture, furnishings, fixtures, inventory, and other tangible personal property and all accessories and parts relating thereto;

(ii)	all accounts, accounts receivable, payment intangibles, lease payments, rental payments, lease rights, contract rights and other rights to the payment of money, including all rights and all fees or other amounts received by or payable to the Borrower pursuant to the Construction Management Agreement, the Development Agreement, the Master Lockbox Agreement or the America First Lockbox Agreement;

(iii)	all general intangibles of any kind or nature whatsoever, including, without limitation, all payment intangibles, all patents, trademarks, copyrights and other intellectual property, and all applications for, registrations of and licenses of the foregoing and all computer software, product specifications, trade secrets, licenses, trade names, service marks, goodwill, tax refunds, rights to tax refunds, franchises, rights related to prepaid expenses, rights under executory contracts, causes of action and rights under partnership, joint venture, co-ownership, management and/or similar agreements and/or arrangements;

(iv)	all investment property and financial assets of any kind or type, whether certificated or uncertificated, including, without limitation, all securities, securities accounts, securities entitlements, stocks, bonds, options, warrants, commodity contracts, futures contracts, commodity accounts, commodity options, commercial paper, money market funds and/or accounts, Treasury bills, notes and bonds, instruments, certificates of deposit, mutual fund shares, cash and money, together with all rights, income, revenues, proceeds and profits therefrom, including, without limitation, all dividends, distributions (cash or stock, extraordinary as well as ordinary), interest and other payments, all additions thereto, substitutions or replacements thereof, any goods or other property to be delivered thereunder, and any exchanges for or changes in any of the foregoing;

(v)	all monies, reserves, deposits, cash, cash equivalents and other property now or at any time or times hereafter in the possession or under the control of U.S. Bank National Association pursuant to either the Master Lockbox Agreement or the America First Lockbox Agreement, as well as any interest of Borrower in or under such lockbox agreements;

(vi)	all deposit accounts and certificates of deposit and all interest or dividends thereon;

(vii)	all commercial tort claims;

(viii)	all supporting obligations;

(ix)	all letter of credit rights, including the rights of Borrower under the Borrower LOC and the Member LOC’s;

(x)	all books, records, computer records, computer disks, ledger cards, programs and other computer materials, invoices, orders and other property and general intangibles at any time evidencing or relating to any of the Collateral;

(xi)	all accessions to any of the property described above and all substitutions, renewals, improvements and replacements of and additions thereto; and

(xii)	all proceeds, including, without limitation, proceeds which constitute property of the types described above and any rents and profits of any of the foregoing items, whether cash or noncash, immediate or remote, including, without limitation, all income, accounts, contract rights, general intangibles, payment intangibles, chattel paper, notes, drafts, acceptances, instruments and other rights to the payment of money arising out of the sale, rental, lease, exchange or other disposition of any of the foregoing items (provided, however, that nothing contained herein or in any financing statement shall be deemed to permit or assent to any such disposition) any indemnities, warranties and guaranties payable by reason of loss or damage to or otherwise with respect to any of the foregoing items.

(2)	In furtherance of the foregoing, Borrower has additionally executed in favor of Lender, the Assignment of Construction Management Agreement and Development Agreement, and Borrower’s Irrevocable Direction of Payment.

(b)	The Obligations are further secured by: (1) the membership interests of the Class I Members in the Borrower pursuant to the Security and Pledge Agreement; and (2) the Assignment of the Property Management Agreement and payments under the Property Management Agreement, together with Property Manager’s Irrevocable Direction of Payment of those payments (upon the conditions described in Subsection 2(h)) from the Master Lockbox into the America First Lockbox.

(c)	In addition to all other security interests and rights granted to Lender to secure the Obligations, Lender shall have the right, pursuant to that Addendum dated effective September 1, 2005 to the Second Amended and Restated Advisory Agreement between Lender and America First Apartment Advisory Corporation dated as of June 3, 2004, to offset upon an Event of Default all fees or other amounts then or thereafter payable by Lender under such agreement and to credit the same against the Obligations until such time as the Obligations are satisfied.

(d)	Without limiting any other rights of Lender under this Agreement, any Applicable Law or otherwise, Borrower hereby grants Lender a security interest and right of offset against the Obligations in and in respect to any and all property of Borrower, whether now owned or acquired in the future, which is in or comes into the possession of Lender or the lockbox agent for the America First Lockbox (including, but not limited to, property given by Borrower to Lender for safekeeping, collection, or exchange, deposits, advance conditional payments, accounts and certificates, as well as all dividends and distributions from the Collateral and all amounts paid under the Construction Management Agreement, Development Agreement and Master Lockbox).

(e)	The security interests as granted herein are in addition to any security interest granted to Lender under the terms of any other document or agreement.

4.	Perfection and Protection of Security Interest; Taxes.

Until all Obligations have been fully satisfied, the security interest of the Lender in the Collateral, and all proceeds and products thereof, will continue in full force and effect. During the term of this Agreement, Borrower will not permit any lien, claim or encumbrance (other than those approved in writing by Lender) to remain against any of the Collateral and Borrower will perform any and all steps requested by Lender to perfect, maintain and protect any security interest in the Collateral in which a security interest is granted under this Agreement or any other agreement, including, without limitation, executing and filing financing and continuation statements in form and substance satisfactory to Lender. Lender may file one or more financing statements disclosing the Security Agreement under this Agreement. Borrower hereby expressly agrees that a carbon, photographic, photostatic, or other reproduction of this Agreement or of a financing statement is sufficient as a financing statement. In order to protect any security interest which Lender is granted hereunder, Lender may, in its sole discretion, discharge any lien or encumbrance or bond the same, pay any insurance, pay any service bureau or obtain any record and charge the same to Borrower as part of the Obligations, payable on demand and secured by the Collateral.

5.	Warranties and Representations.

Borrower warrants and represents that:

(a)	Borrower is qualified to do business under the laws of the State of Nebraska, duly organized, validly existing, and in good standing; and has all requisite power and authority, corporate or otherwise, to conduct its business, to own its property and execute, deliver and perform all of its obligations under this Agreement;

(b)	The Loan Documents given by Borrower to Lender in regard to the Loan are enforceable in accordance with their terms;

(c)	The execution, delivery and/or performance by Borrower of the Loan Documents, shall not, by lapse of time, the giving of notice, or otherwise constitute a violation of any Applicable Law or a breach of any provision contained in Borrower’s Operating Agreement or contained in any agreement, instrument or document to which Borrower is now a party or by which Borrower is bound;

(d)	Borrower’s use of any money advanced by Lender to Borrower pursuant to this Agreement are, and will continue to be (1) legal and proper (corporate or otherwise) uses duly authorized, (2) solely for the purposes described herein, and (3) such uses are and will be consistent with all Applicable Laws and statutes as in effect as of the date hereof;

(e)	Borrower has sole, entire, good, indefeasible, and merchantable title to and ownership of the Collateral, free and clear of all liens, claims, security interests and encumbrances;

(f)	Other than the Project Documents, neither Borrower nor Subsidiary is a party to any contract or agreement, or subject to any charge, corporate restriction, judgment, decree or order materially and adversely affecting its business, property, assets, operations or condition, financial or otherwise;

(g)	Neither Borrower nor Subsidiary is in violation of any Applicable Law in any respect materially and adversely affecting its business, assets, operations or condition, financial or otherwise or the Collateral;

(h)	Neither Borrower nor Subsidiary is in default with respect to any of the Project Documents, any note, indenture, loan agreement, mortgage, lease, deed or other similar agreement relating to the borrowing of monies to which it is a party or by which it is bound;

(i)	Financial statements and all other financial information submitted to Lender by Borrower, AFREG, Hoich, the members of Hoich, Parent and Subsidiary shall fairly and accurately present the Borrower’s assets, liabilities, financial condition and results of operations and those of the Subsidiary and such other Persons described therein as of the date thereof; there will be no omissions from the financial statements and financial information or other facts or circumstances not reflected in the financial statements which may be material and there will be no material and adverse change in the assets, liabilities or financial condition between the date of the financial statements and their submission to Lender, and Borrower’s records shall be kept at its address as it appears in this Agreement unless written notice is provided to Lender at least thirty (30) days prior to such change;

(j)	The Operating Agreement and all agreements Borrower or the Subsidiary has respectively entered into (or will enter into) related to the Project including without limitation, the Project Documents are valid and enforceable against Borrower and Subsidiary as applicable and, to the knowledge of Borrower, the other respective parties thereto;

(k)	Borrower has, and will provide Lender true and accurate copies of all the Project Documents upon execution;

(l)	Borrower has conducted appropriate due diligence on the Project and has no knowledge of any facts or circumstances that would prevent or delay the Project from timely completion in accordance with the Project Documents and Critical Path;

(m)	Except as provided herein, Borrower shall not pledge, sell, assign, transfer, create or suffer to exist any security interest in or other lien or encumbrance on any part of the Collateral;

(n)	Except as related to the Borrower LOC, the AFREG Note and the Hoich Note, Borrower will incur no obligations related to the borrowing of monies prior to satisfaction of the Obligations;

(o)	Except for distributions from Subsidary, the Development Fees and Construction Management Fees are the only source of income anticipated by Borrower and neither Borrower nor its Class I Members have any knowledge of or plans for any other future sources of income to Borrower. Borrower is entitled to receive payment out of the Master Lockbox of Reimbursable Costs as defined in, and pursuant to the terms of, the Construction Management Agreement. Borrower agrees that Borrower shall only claim Reimbursable Costs where Borrower has incurred actual expenses with unaffiliated third party vendors that are directly related to performing its obligations under that agreement. Further, Borrower agrees that its Class I Members may not receive any payment pursuant to Borrower’s collection of Reimbursable Costs regardless if its Class I Members performed services for Borrower.

6.	Negative Covenants.

Without Lender’s prior written consent, Borrower covenants that neither the Borrower nor Subsidiary will from the Effective Date and until the Maturity Date and, in any event, until satisfaction of all Obligations:

(a)	Merge or consolidate with or acquire any other entity or sell, transfer or otherwise dispose of all or any substantial amount of its property or business other than in the ordinary course of its business;

(b)	Create, acquire or permit to exist any subsidiary other than Subsidiary;

(c)	Make or allow (1) any change of Managing Member (consent to which shall not be unreasonably withheld by Lender) or (2) any Change in Control of Borrower whether arising from any individual or aggregate acts, occurrences or events;

(d)	Directly or indirectly, purchase, acquire or lease any material property from, or sell, transfer or lease any material property to, or otherwise deal with, in the ordinary course of business or otherwise, any affiliated Person, except for good consideration upon fair and reasonable terms that are no less favorable to the Borrower (or involved Subsidiary if Borrower not involved) than those which might be obtained in an arm’s length transaction at the time;

(e)	Enter into any transaction (other than Subsidiary entering into the Project Documents) which materially and adversely affects the Collateral or Borrower’s ability to repay the Obligations;

(f)	Except for Subsidiary as contemplated by the Project Documents, encumber, pledge, mortgage, grant a security interest in, assign, sell, lease, trade or otherwise dispose of or transfer, whether by sale, merger, consolidation, liquidation, dissolution, or otherwise of any material asset;

(g)	Make or allow any direct or indirect lien on or pledge of the equity interests in Borrower or Subsidiary;

(h)	Make or allow (either by Borrower or Subsidiary) the termination, amendment or modification, or the waiver of any rights under the Operating Agreement or any Project Documents without the prior written consent of Lender which consent shall not be unreasonably withheld or delayed;

(i)	Except as related to the Borrower LOC, the AFREG Note and the Hoich Note, Borrower will incur no obligations related to the borrowing of monies prior to satisfaction of the Obligations.

7.	Affirmative Covenants.

Borrower covenants that it will, from the Effective Date and until the Maturity Date and in any event until all Obligations are satisfied:

(a)	Maintain and cause the Subsidiary to maintain its organizational existence, as well as qualification and good standing in all states in which such qualification and good standing are necessary in order for such entity to lawfully conduct its business and own its property as conducted and owned in such states;

(b)	File and cause Subsidiary to file all federal, state and local tax returns and other reports as required by law to be filed, maintain adequate reserves for the payment of all taxes and similar charges, and pay promptly, when due, all taxes and similar charges;

(c)	Maintain the Collateral, as the same is constituted from time to time, free and clear of all liens, claims, security interests and encumbrances, except those held by Lender;

(d)	Notify Lender in writing, promptly upon learning thereof, of any litigation affecting Borrower or any Subsidiary (whether or not the claim is considered by Borrower to be covered by insurance) and of the institution of any suit or administrative proceeding which may materially and adversely affect Lender’s security interest in the Collateral or the business, operations or financial condition of such entity;

(e)	Notify Lender in writing, promptly upon learning thereof, of any violation of any Applicable Law, by Borrower or Subsidiary, which violation in any respect may materially and adversely affect the Collateral or such entity’s business, property, assets, operations or condition, financial or otherwise;

(f)	Notify Lender in writing, within one (1) Business Day after knowledge of a default by Borrower or Subsidiary under any Project Document or any other note, indenture, loan agreement, mortgage, lease, deed or other similar agreement to which a party or by which bound, said notification to include a Manager’s Certificate specifying the nature and period of existence thereof and what action the Borrower or the Subsidiary proposes to take with respect thereto;

(g)	Execute and/or deliver all such documents and take such action as Lender may deem necessary to protect and/or maintain its secured position and protect and preserve the Collateral;

(h)	Comply with and cause Subsidiary to comply with all Applicable Laws and keep in effect all permits and approvals which relate to the Project and the lawful operation of the business of the respective entity;

(i)	Comply with and cause Subsidiary to comply with the requirements of all Applicable Laws pertaining to environmental protection, pollution and hazardous waste, and furthermore take such action from time to time as may be necessary to protect the Collateral and the business operations of the Borrower and Subsidiary from acts and events which may give rise to any adverse environmental, toxic or hazardous substance claims. Borrower furthermore agrees to indemnify and hold Lender and the Lender harmless from and against any such adverse environmental, toxic or hazardous substance claims, including without limitation, all costs of representation, investigation and remediation. The obligation to indemnify shall survive foreclosure on the Collateral and repayment of all other Obligations;

(j)	Comply with and cause Subsidiary to comply with the requirements of ERISA. Borrower shall furthermore notify Lender in writing, within three (3) Business Days of knowledge thereof, of any suspected violation, said notification to include a Manager’s Certificate specifying the nature and period of existence thereof and what action the Borrower or Subsidiary proposes to take with respect thereto;

(k)	Comply with Section 7.04 of the Operating Agreement and not declare or make any cash distributions to its Class I Members prior to satisfaction of the Obligations; and

(l)	Comply with and cause the Subsidiary to timely comply with all conditions, requirements and obligations under the Project Documents;

(m)	Cause the Subsidiary to take such action as necessary to enforce its rights and obtain timely payment under the Construction Management Agreement, Development Agreement and Master Lockbox Agreement of all amounts owing to Borrower and obtain the deposit of such amounts in the America First Lockbox, to include the fees and other amounts payable under Construction Management Agreement and Development Agreement in the annual Project Budget under the Master Lockbox Agreement and, if necessary, a request for funding of an Operating Shortfall as described in the Master Lockbox Agreement;

(n)	Take such action as necessary to require the Member LOC’s to be maintained in accordance with the provisions of the Operating Agreement;

(o)	Maintain the Borrower LOC in accordance with the Forward Commitment and Bond Documents;

(p)	Take such action as necessary to cause the timely cash funding of the respective Class I Member’s cash funding of its capital contribution in Borrower and Borrower’s capital contribution in the Subsidiary in accordance with the provisions of the Operating Agreement and Forward Commitment;

(q)	Take such action as necessary to allow Lender the opportunity to cure any default by Borrower and/or Subsidiary under the Construction Management Agreement and the Development Agreement and, to the extent reasonably possible, the Lease or any other Project Document; provided however, Lender shall have no obligation to cure under any of the same and any amounts expended by Lender shall be deemed a protective advance hereunder;

(r)	Cause Subsidiary to maintain the Forward Commitment in full force and effect and obtain timely funding as provided therein; and

(s)	Take such action and cause the Subsidiary to take such reasonable action as necessary to avoid the removal of Borrower as Construction Manager for the Project.

(t)	Notify Lender in writing, within fifteen (15) days after the end of a month in which a deviation from the Critical Path for the Project (as determined on a monthly basis) occurs that may materially and adversely affect Borrower’s ability to receive fees pursuant to the Construction Management Agreement or Development Agreement or to use such fees (once received) to make payment of the Obligations. Such notice shall include: (i) a Manager’s Certificate that contains reasonable detail as to the deviation from the Critical Path and a proposed course of action with respect to how the Borrower intends to address such deviation, (ii) a certificate from the Construction Consultant that such deviation is not material, and (iii) a certificate from the Construction Consultant, that the proposed course of action is reasonable under the circumstances and will restore the Project to compliance with the Critical Path and that such deviation will not result in a default under the Project Documents. Borrower agrees that it shall diligently pursue any such corrective action to completion.

(u)	Notify Lender in writing, within thirty (30) days after the end of a quarter of any material variation in the overall Project Budget relating to deposits in the Construction Escrow Account (as those terms are defined in the Master Lockbox Agreement) that may materially and adversely affect Borrower’s ability to receive fees pursuant to the Construction Management Agreement or Development Agreement or to use such fees (once received) to make payment of the Obligations. Such notice shall contain a Manager’s Certificate that contains (i) reasonable detail as to the variation in the overall Project Budget, and (ii) a proposed course of action with respect to how the Borrower intends to address such variation and that such action will be adequate to insure the Construction Escrow Account to the extent necessary to fund the Construction Management Fees and Development Fees. Borrower agrees that it shall diligently pursue any such corrective action to completion.

8.	Financial Covenants.

Borrower covenants that from the Effective Date and until the Maturity Date and, in any event, until satisfaction of all Obligations, it will cause Subsidiary to comply with the following:

(a)	Debt Service Coverage Ratio equal to or greater than the Pre-Completion Debt Service Requirement and, after the Completion Date, equal to or greater than the Post-Completion Date Debt Service Requirement, all as such terms are defined under the Master Lockbox Agreement;

(b)	any and all financial covenants not otherwise described above which are applicable to Subsidiary under the Project Documents.

9.	Reporting and Inspection.

(a)	Borrower and AFREG shall furnish to Lender as soon as practicable and in any event within forty-five (45) days after the end of each quarter, internally prepared consolidated statements of income and the individual statements of Subsidiary for the period from the beginning of the current fiscal year to the end of such period, and consolidated balance sheets of Borrower, Hoich and each member of Hoich and the individual balance sheets of Subsidiary at the end of such period, setting forth in each case in comparative form figures for the corresponding period in the preceding fiscal year, prepared in accordance with GAAP and certified by an authorized financial officer of Borrower, Subsidiary, Hoich or the Hoich member (as appropriate), subject to changes resulting from year-end adjustments, said financial statements to be accompanied by a Manager’s Certificate certifying that no Event of Default is in existence (including any event which would constitute an Event of Default with the giving of notice, passage of time or happening of any further condition, event or act) under the Project Documents.

(b)	Borrower shall furnish to Lender as soon as practical after the end of each fiscal year and in any event within ninety (90) days thereafter consolidated audited financial statements for Subsidiary and for America First Companies, L.L.C., a Delaware limited liability company (“Parent”), as well as consolidated balance sheets and consolidated statements of income and stockholder’s equity of Borrower and the individual financial statements of Subsidiary, setting forth in each case in comparative form corresponding figures (consolidated as to Borrower) from the preceding annual audit. Such Subsidiary and Parent financials shall be prepared and certified, at Borrower’s expense, by an independent certified public accountant acceptable to the Lender who is a member of the American Institute of Certified Public Accountants.

(c)	Borrower shall furnish to Lender with reasonable promptness, such other financial data and projections as Lender may reasonably request in regard to Borrower or Subsidiary.

(d)	Each financial statement (or other documentation) delivered pursuant to this Section shall be prepared and presented in accordance with GAAP (unless superceded by regulatory requirements) and shall be in reasonable detail satisfactory to Lender.

(e)	Lender and its respective representatives shall have the right to visit and inspect all properties, corporate books and financial records of Borrower or Subsidiary (and to make copies or extracts therefrom); to discuss the affairs, finances and accounts of any of such entities with the managers of Borrower or Subsidiary and their independent public accountants, all at such reasonable times and as often as Lender may reasonably request; and to cause the books of Borrower or Subsidiary to be audited by independent public accountants selected by Lender as often as may be reasonably requested, provided, however, that such inspection and audit shall be at the expense of Lender.

(f)	Borrower will require (and cause Subsidiary to require) U.S. Bank and any other of the financial or other institutions with which it maintains or has maintained lockbox, depository or operating accounts to promptly provide such information concerning the Borrower (or such Subsidiary), its financial condition and any transactions as Lender may from time to time request.

(g)	Borrower shall furnish and cause Subsidiary to furnish to Lender upon receipt any notices of that pertain to non-performance, default, any events that with the passage of time or happening of any further condition, event or act could constitute a default under the Project Documents or any other agreement entered into by Borrower or the Subsidiary related to the Project or any other notice that relates to matters that reasonably could materially impact the Collateral or materially adversely impact Borrower’s financial condition.

10.	Due on Sale.

The Note is “Due on Sale”, with the Lender having the option to accelerate in the event of (a) direct or indirect sale, transfer or further encumbrance of any item of Collateral other than inconsequential personal property in the ordinary course of business or (b) Subsidiary’s direct or indirect sale or transfer of any interest in the Project or under the Lease.

11.	Default.

In the following events (each an “Event of Default”), Lender may in its sole discretion declare a default, accelerate the time for payment and demand immediate payment in full of all Obligations and exercise its remedies under this Agreement and the Loan Documents:

(a)	Borrower shall fail to pay, when due (including as the result of acceleration provided for under this Agreement), any Obligation owing from Borrower to Lender;

(b)	Any representation or warranty made by Borrower or Subsidiary (or any of their respective officers or affiliates) under or in connection with this Agreement (including any certificates or requested financial information) shall prove to have been incorrect or misleading in any material respect and Borrower has not cured the same within fifteen (15) days of receiving notice from Lender;

(c)	Borrower, Subsidiary or any Obligated Party under a Loan Document shall commit any other material breach or fail to materially perform any obligation under this Agreement, as amended or supplemented, or any other agreement (including any and all Loan Documents) and Borrower has not cured the same within fifteen (15) days of receiving notice from Lender or if it is impossible to cure the same within fifteen (15) days then Borrower has taken such steps acceptable to Lender to cure the same and shall diligently pursues such cure to completion;

(d)	If any prohibited transfer or further encumbrance of the Collateral or any interest in the Borrower or Subsidiary, shall occur, whether voluntary or involuntary, without the written approval of Lender;

(e)	The suspension, termination or material restriction of the business operations of the Borrower or Subsidiary or material adverse change in the business operations and/or condition, financial or otherwise, of Borrower or Subsidiary except as restricted by the Project Documents;

(f)	If Borrower or Subsidiary shall (1) become insolvent, (2) become generally unable to pay their respective debts as they become due, (3) make an assignment for the benefit of creditors, or (4) call a meeting of creditors for the composition of debts;

(g)	If there shall be filed by or against Borrower or Subsidiary a petition in bankruptcy or for a reorganization, or a custodian, receiver or agent is appointed or authorized to take charge of any of their respective properties and the respective entity has not taken reasonable steps to obtain the dismissal of such proceedings within fifteen (15) days and does not achieve dismissal of such proceeding within sixty (60) days of such filing;

(h)	The occurrence of any action, event or condition which results in a Change of Control of Borrower;

(i)	Change in any Applicable Law or any order or other requirement in any Legal Proceeding that may materially impair (1) the amount or circumstances under which Subsidiary may make payment of fees to Borrower pursuant to the Construction Management Agreement and/or Development Agreement or (2) the ability of Borrower to receive and/or use the fees (once received) to make payment of the Obligations;

(j)	Borrower or Subsidiary shall take or allow any such action, event or condition to occur which materially impairs (1) the amount or circumstances under which any Subsidiary may pay fees to Borrower pursuant to the Construction Management Agreement or Development Agreement or (2) the ability of Borrower to receive and/or use such fees (once received) to make payment of the Obligations and Borrower has not cured the same within fifteen (15) days of receiving notice from Lender;

(k)	Except as otherwise provided under Subsection (r) below, the occurrence of any event of default or any event or condition which with the giving of notice or passage of time could constitute an event of default by Borrower or Subsidiary under any of the Project Documents or any other agreement entered into by Borrower or Subsidiary related to the Project and the failure of Borrower (i) to provide Lender a Manager’s Certificate within seven (7) days of such occurrence describing the event or condition and the corrective action to be taken, and (ii) to proceed with all due diligence to take or obtain such corrective action;

(l)	The termination, amendment or failure to timely close and fund under the Forward Commitment;

(m)	Failure of any Class I Member to maintain any Member LOC or the Borrower to maintain the Borrower LOC;

(n)	Failure of Borrower to cause the timely capital contributions into the Borrower in accordance with the Operating Agreement and by Borrower into Subsidiary in accordance with the Forward Commitment;

(o)	Amendment of the Master Lockbox Agreement without the written consent of Lender;

(p)	Failure of Borrower to maintain the effectiveness of and compliance with the Irrevocable Direction of Payment;

(q)	Failure of Borrower to take any action necessary to maintain the effectiveness of the America First Lockbox Agreement;

(r)	Failure of Borrower to provide Lender with the notices and certificates required by subsections (t) and (u) of Section 7 of this Agreement and to diligently pursue to completion any such corrective action contained within such notices.

The Note, this Agreement and all related Loan Documents are expressly cross-defaulted, with default under any one document constituting default under the remaining documents at the discretion of Lender.

12.	Remedies.

Upon the occurrence of an Event of Default, Lender may then take such steps as are legally available to it for the collection of loans in full, together with accrued interest and expense (all as secured Obligations), including but not limited to exercise of the following:

(a)	Any right or remedy that it has under the related Loan Documents or any other agreement with the Borrower, Subsidiary or any Obligated Party relating to the Obligations.

(b)	The rights and remedies of a secured party under the Uniform Commercial Code, including the right without notice, demand or legal process of any kind (except as may be required by law), all of which Borrower waives, at any time or times take physical possession of the Collateral and maintain such possession and Borrower shall, upon Lender’s demand, at Borrower’s own cost and expense, assemble the Collateral and make it available to Lender at a place reasonably convenient to Lender and Lender may sell and deliver any or all Collateral and any and all other security and collateral held by Borrower for Lender at public or private sales, for cash, upon credit or otherwise, at such prices and upon such terms as Lender deems advisable, at Lender’s sole discretion, and may, if Lender deems it reasonable, postpone or adjourn any sale of the Collateral from time to time by an announcement at the time and place of sale or by announcement at the time and place of such postponed or adjourned sale, without being required to give any new notice of sale. Borrower agrees that Lender has no obligation to preserve rights to the Collateral against prior parties. Any requirement of reasonable notice shall be met if such notice is mailed postage prepaid to Borrower at its address as set forth herein at least five (5) days before the time of sale or other disposition. The proceeds of sale shall be applied first to all costs and expenses of sale, including attorneys’ fees, and second to the payment (in whatever order Lender elects) of all Obligations. Borrower shall remain liable under the Note for any deficiency.

(c)	All other legal rights and remedies including, without limitation, rights of recoupment and set-off, without notice.

All of the rights and remedies of Lender under the Loan Documents shall be considered independent and Lender may exercise the same successively, cumulatively or in any combination as it may determine in its sole discretion and without initial resort to the Collateral.

In the event Lender initially resorts to the Collateral and the sums realized from the sale of such Collateral are not sufficient to pay all such costs, expenses, and any loan balances under the Note, together with accrued interest thereon, such deficiency shall be immediately paid by Borrower.

13. Limitation on Interest.

Notwithstanding any provision to the contrary in this Agreement or in any of the documents representing part or all of the Obligations or otherwise relating hereto, the aggregate of all interest and any other charges constituting interest under Applicable Law contracted for, chargeable or receivable under the Obligations or otherwise in connection herewith, shall under no circumstances exceed the maximum amount of interest permitted by law. If any excess of interest in such respect is provided for in this Agreement or in any of the installments representing part or all of the Obligations or otherwise relating hereto, then in such event (a) the provisions of this Section shall govern and control, (b) neither Borrower nor any other party liable for the payment of the Obligations shall be obligated to pay the amount of such interest to the extent that it is in excess of the maximum permitted by law, (c) any excess shall be deemed a mistake and cancelled automatically and if theretofore paid, shall, at the option of the holder of the Obligations be refunded to Borrower or credited on the principal amount of the Obligations, and (d) the rate of interest shall be automatically subject to reduction to the maximum lawful contract rate allowed under such laws as now or hereafter construed by courts of appropriate jurisdiction.

14.	Impairment of Rights.

None of the provisions of this Agreement shall affect or impair any of the rights of Lender or obligations of the Borrower under the Note or Loan Documents executed and given by or in behalf of Borrower to Lender as security for the Note either prior to, at the time of, or during the term of this Agreement or any Obligations subject hereto.

15.	Miscellaneous.

(a)	This Agreement and the related Loan Documents embody the full understanding of the parties hereto and a complete and exclusive statement of the terms and conditions of their agreement relating to the subject matter hereof; and all prior agreements, negotiations, dealings and understandings, whether oral or written, regarding the subject matter hereof are hereby superseded and merged into this Agreement. No conditions, usage of trade, course of dealing, or performance, understanding or agreement purporting to amend, modify, vary, explain or supplement the terms and conditions of this Agreement, or any promissory note or security document made in connection herewith, shall be binding unless hereafter made in writing and signed by Borrower and Lender. The terms of the Note and Loan Documents shall be construed with and as an integral part of this Agreement to the same extent as if the same had been set forth verbatim herein.

(b)	Borrower will obtain the execution and delivery of such other and further documents or such other and further acts as requested by Lender consistent with the terms of this Agreement and all related Loan Documents including, but not limited to, any corrective documents or action Lender may deem appropriate.

(c)	Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Laws, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Laws, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of any such provision, or the remaining provisions of this Agreement.

(d)	All of Borrower’s representations and warranties contained in this Agreement, shall be true at the time of execution of this Agreement, and shall survive the execution, delivery and acceptance thereof.

(e)	Borrower covenants, warrants and represents that, upon each advance of funds under the Note, all of the representations and warranties contained in this Agreement shall be true at such time.

(f)	Borrower shall pay upon demand Lender’s out-of-pocket costs and expenses incurred in connection with the exercise of any of its rights or remedies under this Agreement and any related Loan Document, including, but not limited to, legal fees, consultants’ fees, inspection fees and any other reasonable fees and costs for services that are not customarily performed by Lender’s salaried employees. All such costs and expenses constitute Obligations secured by the Collateral. The provisions of this Section will survive the termination of this Agreement and the repayment of the Note.

(g)	No termination or cancellation (regardless of cause or procedure) of this Agreement shall in any way affect or impair the powers, obligations, duties, rights and liabilities of the parties hereto in any way or respect relating to (1) any transaction or event occurring prior to such termination or cancellation, (2) the Collateral and/or (3) any of Borrower’s agreements, covenants, warranties and representations contained in this Agreement and all such agreements, covenants, warranties and representations shall survive such termination or cancellation.

(h)	The terms of this Agreement will bind and benefit the heirs, legal representatives, successors, and assigns of the parties; provided, however, that the Borrower may not assign this Agreement or any loan funds, or assign or delegate any of its rights or obligations, without the prior written consent of Lender. Lender shall not assign its rights under this Agreement without remaining as lead lender and unless the Borrower otherwise consents in writing, such consent of Borrower to not be unreasonably conditioned, delayed or withheld. Notwithstanding the foregoing, Lender shall have the right to sell participations in any loan or interest of Lender under the Loan to any other persons or entities without the consent of, or notice to, the Borrower, provided that no such action by such Lender shall relieve Lender of its obligation to make disbursement of the Loan when required by this Agreement and Lender is the lead lender in the participation and retains authority with respect to enforcement and administration of the Loan. Lender may disclose to any participants or prospective participants any information or other data or material in such Lender’s possession relating to the Borrower, the Subsidiary, the Loan, and matters considered pertinent to the Loan, without the consent of, or notice to, the Borrower or Subsidiary.

(i)	This Agreement and the rights and duties of the parties hereto, shall be construed and determined in accordance with the internal laws of the State of Nebraska (without giving effect to choice of law); provided, however, that it is the intent of the parties that this Agreement be enforced as written and that, in the event that any provision should not be enforceable under the laws of the State of Nebraska, the parties elect the internal law of such state having contacts with the transaction as will render such provision enforceable.

(j)	Except as otherwise provided herein, any notice required hereunder shall be in writing and shall be deemed to have been validly served, given or delivered three (3) days following deposit in the United States mail with proper postage prepaid and addressed to the party notified as follows (or to such other address as each party may designate for itself by like notice):

If to Lender:

America First Apartment Investors, Inc.

101 East 52nd Street, 25th Floor

New York, New York 10022

Attn: John H. Cassidy

And a copy to:

America First

1004 Farnam St, Suite 100

Omaha, Nebraska 68102

Attn: Paul Beldin

If to Borrower:

America First Communities Offutt Developer, LLC

1004 Farnam Street, Suite 400

Omaha, NE 68102

Attn: John N. McLean, Jr.

(k)	This Agreement may be executed in counterpart and by different parties in separate counterpart, all of which shall constitute one and the same agreement. Executed signature pages may be delivered by facsimile machine, each to have the same effect as the original and deemed to be delivered for purposes of reliance of the other parties. Any party so delivering a signature page waives for all purposes, including subsequent legal proceedings, any objection to the existence, possession and delivery of the original signature page.

16.	Notice.

A credit agreement must be in writing to be enforceable under Nebraska law. To protect you as Borrower and Lender from any misunderstandings or disappointments, any contract promise, undertaking, or offer to forebear repayment of money or to make any other financial accommodation in connection with this loan of money or grant or extension of credit, or any amendment of, cancellation of, waiver of, or substitution for any or all of the terms or provisions of any instrument or document executed in connection with this loan of money or grant or extension of credit, must be in writing to be effective.

(Signature page follows)

SIGNATURE PAGE TO

LOAN AGREEMENT

BY AND BETWEEN

AMERICA FIRST COMMUNITIES DEVELOPER, LLC

AND

AMERICA FIRST APARTMENT INVESTORS, INC.

IN WITNESS WHEREOF, the parties hereto have set their hand effective the day and year set forth above.

BORROWER:

AMERICA FIRST COMMUNITIES OFFUTT DEVELOPER, LLC, a Nebraska limited liability company

By: /s/ Michael J. Draper

Name: _Michael J. Draper

Title: Vice- President       _

LENDER:

AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland

corporation

By: /s/ John H. Cassidy

Name: _John H. Cassidy

Title: President and Chief Executive Officer

EXHIBIT “A”

FORM OF NOTE

PROMISSORY NOTE

$7,443,948.00 September 15, 2005

FOR VALUE RECEIVED, the undersigned, AMERICA FIRST COMMUNITIES OFFUT DEVELOPER, LLC, a Nebraska limited liability company (the “Borrower”) promises to pay to the order of AMERICA FIRST APARTMENT INVESTORS, INC., a Maryland corporation (“Lender” ) pursuant to the terms of the Loan and Security Agreement of like date between the Borrower and Lender (the “Loan Agreement”), the principal sum of Seven Million Four Hundred Forty Three Thousand Nine Hundred Forty Eight and no/100 Dollars ($7,443,948.00), together with interest on the principal amount from time to time outstanding hereunder, at the rates and in the manner and on the dates specified in the Loan Agreement, unless otherwise accelerated or extended pursuant to the provisions hereof.

Lender shall record on its books or records the principal amount of this Note, all payments of principal and interest and the principal balances from time to time outstanding. The record thereof, as shown on such books or records (on such medium as Lender may determine), shall be prima facie evidence as to all such amounts; provided, however, that the failure of Lender to record any of the foregoing shall not limit or otherwise affect the obligation of the Borrower to repay the Note, together with accrued interest thereon.

The principal amount of this Note shall be due and payable in accordance with the following payment schedule:

Payment Date Principal amount Due and Payable

(together with accrued interest to date of payment)

December 1, 2005
March 1, 2006
June 1, 2006
September 1, 2006
December 1, 2006
March 1, 2007
June 1, 2007
September 1, 2007
December 1, 2007
March 1, 2008
June 1, 2008
September 1, 2008
December 1, 2008
March 1, 2009
June 1, 2009
September 1, 2009
$350,000 $350,000 $350,000 $350,000 $350,000 $350,000 $350,000 $350,000 $750,000 $750,000 $750,000 $750,000 $400,000 $400,000 $400,000 All remaining principal balance.

This Note is referred to in and issued pursuant to the Loan Agreement and this Note and the holder hereof are entitled to all of the security for repayment and other benefits as provided for thereby or referred to therein, to which Loan Agreement reference is hereby made for a statement thereof. All defined terms used in this Note, except terms otherwise defined herein, shall have the same meaning as such terms have in said Loan Agreement.

Prepayments with penalties may be made on this Note subject to the terms described in the Loan Agreement. The indebtedness evidenced hereby may be accelerated and declared due prior to the expressed maturity hereof, all in the events, on the terms and in the manner as provided for in said Loan Agreement.

The principal balance of the Note shall be reduced by the application of the proceeds of Collateral (including any dividends, interest, distributions or other payments with respect thereto) and interest shall be paid as otherwise provided in the Loan Agreement. The balance of principal and accrued interest shall be due and payable on the Maturity Date in keeping with the terms of the Loan Agreement, if not previously accelerated at the sole option of Lender pursuant to the terms of the Loan Agreement. The failure of the holder to exercise the option to accelerate in any event shall not be construed as a waiver of such option if said event or the related condition shall be continuing in nature or upon any subsequent occasion. The option of the holder as expressed in this paragraph shall continue until all such events or conditions have been cured or waived in writing by Lender. No delay or omission on the part of the holder in exercising any remedy, right or option hereunder shall operate as a waiver of such remedy, right or option. In any event, such a waiver on any one occasion shall not be construed as a waiver on a subsequent occasion. Time is of the essence in the performance hereof by Borrower.

Each obligated party under this Note, whether as maker, endorser, guarantor, surety, or assignor, hereby waives presentment for payment, demand, protest, notice of protest, and notice of dishonor and non-payment of this Note, and all defenses on the grounds of diligence in enforcement, delay or any extension of time for the payment hereof which may be hereafter given by the holder or holders hereof to them or any of them or to anyone who has assumed the payment of this Note, and it is specifically agreed that the obligations of each obligated party to this Note, whether maker, endorser, guarantor, surety, or assignor shall not thereby be in any way affected or altered to the prejudice of the holder or any other person, firm or corporation, and each obligated party agrees to all of the terms hereof, and agrees that this is the joint and several obligation of the parties hereto. In the event that any part of this Note is collected by or through an attorney-at-law, the obligated parties agree to pay a reasonable attorney fee, together with all costs and expenses incident thereto.

In consideration of the advances of credit by the Lender in reliance upon this Note, the obligated parties under this Note hereby severally waive any and all defenses or right of offset which they may have or claim to have, individually or collectively, against Lender, and its successors or assigns, under this Note.

All payments hereunder shall be in such lawful money of the United States of America as shall be legal tender for public and private debts at the time of payment.

BORROWER:

AMERICA FIRST COMMUNITIES OFFUT DEVELOPER, LLC, a Nebraska limited liability company

By: /s/ Michael J. Draper

Name: _Michael J. Draper

Title: Vice- President

The following exhibits have been omitted:

Exhibit B: Exhibit C:	Critical Path Form of Property Manager’s Irrevocable Direction of Payment

The Registrant shall furnish supplementally a copy of any omitted exhibit to the Commission upon request.